Calculation of Filing Fee Tables
S-8
KOPIN CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01	Other	6,000,000	$ 4.00	$ 24,000,000.00	0.0001381	$ 3,314.40
Total Offering Amounts:						$ 24,000,000.00		$ 3,314.40
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,314.40
Offering Note
[1]	Amount to be registered consists of 6,000,000 shares of common stock, par value $0.01 ("Common Stock"), of Kopin Corporation to be issued under the Kopin Corporation Amended and Restated 2020 Equity Incentive Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of Common Stock that may be offered or issued in respect of the shares identified in the above table by reason of stock splits, stock dividends or similar transactions. Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on August 6, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources